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                                                                    EXHIBIT 99.1
                                                                    NEWS RELEASE
For Immediate Release

                 NCO PORTFOLIO ANNOUNCES SECOND QUARTER RESULTS
                       WITH NET INCOME OF $0.08 PER SHARE

BALTIMORE, MD, August 5, 2003 - NCO Portfolio Management, Inc. ("NCPM") (Nasdaq:
NCPM), a leading purchaser and manager of delinquent accounts receivable, announced today that, during the second quarter of 2003, it achieved net income of $0.08 per share, on a diluted basis.

Total collections on purchased accounts receivable for the second quarter of 2003 were $35.6 million, an increase of $9.3 million, or 35.4%, from $26.3 million in the second quarter a year ago. Revenue in the second quarter of 2003 increased $4.0 million, or 28.4%, to $18.1 million from $14.1 million the previous year. Income from operations was $4.0 million for the second quarter of 2003, a decrease of $0.2 million, or 4.8%, from $4.2 million a year ago. During the second quarter of 2003, net income was $1.0 million, or $0.08 per share, on a diluted basis, compared to net income of $1.7 million, or $0.13 per share, on a diluted basis, from the second quarter in the previous year.

Operating expenses were $14.1 million and $9.9 million in the second quarter of 2003 and 2002, respectively. Included in operating expenses for the second quarter of 2003 and 2002 was $12.0 million and $8.1 million of servicing fees, respectively, paid for collection activities, including contingency legal fees. It is important to note that servicing fees are paid as a percentage of collections and not as a function of revenue. Servicing fees as a percentage of collections for the second quarter of 2003 and 2002 were 33.7% and 30.6%, respectively. All of the servicing fees for the second quarter of 2003 and 2002 were paid to NCO Group, Inc. ("NCOG") (Nasdaq: NCOG). NCOG owns 63.3% of our outstanding common stock.

While total overall collections for the quarter ended June 30, 2003, were relatively strong for the second quarter, there were several portfolios acquired over a year ago that incurred collection shortfalls that resulted in reductions in expected future collections. Some of these shortfalls were significant enough to create impairments as the current expected future collections fell below the current carrying values on these portfolios. These impairments are despite normal, ongoing adjustments to projected collections from the time of acquisition forward. The impairments recorded during the second quarter of 2003 and 2002 were approximately $612,000 and $401,000, respectively, which represented 0.4% and 0.3%, of the carrying value of total purchased accounts receivable as of June 30, 2003 and 2002, respectively. The combined carrying values of all impaired portfolios as of June 30, 2003 and 2002, totaled $9.7 million, or 6.8%, and $8.3 million, or 6.5%, respectively, of total purchased accounts receivable.


Commenting on the quarter, Michael J. Barrist, Chairman and Chief Executive Officer, stated, "I am pleased that NCO Portfolio was able to meet its earnings objectives for the quarter, despite what continues to be a difficult environment for the acquisition of portfolios within our targeted price range. As we move into the latter two quarters, we will focus on our strategy of continued refinement of our collection processes, penetration of additional markets, and the addition of new sellers to our client base. These initiatives, in conjunction with strict adherence to our underwriting discipline, will allow us to maintain our current level of profitability over the next several quarters and position NCPM for additional growth as market conditions improve."





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The Company also announced that it will host an investor conference call on
Wednesday, August 6, 2003, at 10:00 a.m., ET, to address the items discussed in this press release in more detail and to allow the investment community an opportunity to ask questions. Interested parties can access the conference call by dialing (800) 374-2400 (domestic callers) or (706) 679-8517 (international callers). A taped replay of the conference call will be made available for seven days and can be accessed by interested parties by dialing (800) 642-1687 (domestic callers) or (706) 645-9291 (international callers) and providing the pass code 1922814.

For further information:

At NCO Portfolio Management, Inc.       At FRB/Weber Shandwick
Michael J. Barrist,                     Joe Calabrese (General) - (212) 445-8434
Chairman and CEO                        Nicole Engel (Analyst) - (212) 445-8452
(215) 441-3000
Richard J. Palmer,
SVP, Finance and CFO
(443) 263-3181
email: rick.palmer@ncogroup.com
       ------------------------

                 ______________________________________________


Certain statements in this press release, including, without limitation, statements as to NCO Portfolio's or management's outlook as to financial results in 2003 and beyond; statements as to the effects of the economy on NCO Portfolio's business; statements as to NCO Portfolio's or management's beliefs, expectations or opinions; and all other statements in this press release, other than historical facts, are forward-looking statements, as such term is defined in the Securities Exchange Act of 1934, which are intended to be covered by the safe harbors created thereby. Forward-looking statements are subject to risks and uncertainties, are subject to change at any time and may be affected by various factors that may cause actual results to differ materially from the expected or planned result. NCPM disclaims any intent or obligation to update forward-looking statements contained in this press release. In addition to the factors discussed above, certain other factors, including without limitation, risks related to the current economic condition in the United States, threats of war or future terrorist attacks, risks related to growth and future accounts receivable purchases, risks related to the company's debt, risks related to the recoverability of the purchased accounts receivable, risks related to the use of estimates, risks related to competition, risks related to the ability to purchase accounts receivable at favorable prices in the open market, risks related to regulatory oversight, risks related to the retention of NCPM's senior management team, risks related to securitization transactions, risks related to the fluctuation in quarterly results, risks related to NCOG's ownership control of the company, risks related to the dependency on NCOG for its collections, risks related to the dependency on NCOG's telecommunications and computer systems, and other risks detailed from time to time in the company's filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K, filed on March 13, 2003, can cause actual results and developments to be materially different from those expressed or implied by such forward-looking statements.

A copy of the Annual Report on Form 10-K can be obtained electronically from the Company's website, www.ncogroup.com, or, without charge except for exhibits, by written request to Richard J. Palmer, Senior Vice President, Finance/CFO, NCO Portfolio Management, Inc., 1804 Washington Blvd., Department 200, Baltimore, MD 21230.
                        ________________________________

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
                                                  NCO Portfolio Management, Inc.
                                                Unaudited Selected Financial Data
                                             (in thousands, except per share amounts)

Statements of Income:
                                                         For the Three Months Ended June 30,   For the Six Months Ended June 30,
                                                                  2002         2003                    2002        2003
                                                                --------     --------                -------     -------
Revenue                                                         $ 14,108     $ 18,086                $30,378     $36,318

Operating costs and expenses:
   Payroll and related expenses                                      549          563                  1,103       1,043
   Servicing fee expenses                                          8,064       12,012                 16,364      23,885
   Selling, general and administrative expenses                      806          758                  1,372       1,696
   Amortization expense                                               75          105                    150         213
   Impairment of purchased accounts receivable                       401          612                  1,198         922
                                                                --------     --------                -------     -------
                                                                   9,895       14,050                 20,187      27,759
                                                                --------     --------                -------     -------
                                                                   4,213        4,036                 10,191       8,559
Other income (expense):
   Interest and investment income                                    303          496                    434         990
   Interest expense                                               (1,752)      (2,788)                (3,619)     (5,441)
                                                                --------     --------                -------     -------
                                                                  (1,449)      (2,292)                (3,185)     (4,451)
                                                                --------     --------                -------     -------
Income before income tax expense                                   2,764        1,744                  7,006       4,108


Income tax expense                                                 1,037          629                  2,628       1,489
                                                                --------     --------                -------     -------
Income from operations before minority interest                    1,727        1,115                  4,378       2,619

Minority interest                                                      -          (66)                     -        (136)
                                                                --------     --------                -------     -------
Net income                                                      $  1,727     $  1,049                $ 4,378     $ 2,483
                                                                ========     ========                =======     =======
Net income per share:
     Basic                                                      $   0.13     $   0.08                $  0.32     $  0.18
                                                                ========     ========                =======     =======
     Diluted                                                    $   0.13     $   0.08                $  0.32     $  0.18
                                                                ========     ========                =======     =======

Weighted average shares outstanding:
     Basic                                                        13,576       13,576                 13,576      13,576
     Diluted                                                      13,579       13,576                 13,578      13,576

Selected Balance Sheet Information:

                                                           As of December 31, As of June 30,
                                                                  2002         2003
                                                                --------     --------
Cash and cash equivalents                                       $  6,388     $  7,676
Purchased accounts receivable                                    148,968      142,981
Total assets                                                     167,797      164,364


Notes payable                                                     55,264       54,270
Note payable - affiliate                                          36,880       26,250
Shareholders' equity                                              66,637       69,149

Other Selected Financial Information:
                                                         For the Three Months Ended June 30,   For the Six Months Ended June 30,
                                                                  2002         2003                   2002        2003
                                                                --------     --------                -------     -------
Collections                                                     $ 26,324     $ 35,627                $53,653     $72,352
                                                                ========     ========                =======     =======

Revenue from purchased accounts receivable                      $ 14,108     $ 18,052                $30,378     $36,086
                                                                ========     ========                =======     =======
Revenue as a percentage of collections                                54%          51%                    57%         50%

Amortization of purchased accounts receivable                   $ 12,216     $ 17,575                $23,275     $36,266
                                                                ========     ========                =======     =======
Amortization as a percentage of collections                           46%          49%                    43%         50%

Servicing fee expenses                                          $  8,064     $ 12,012                $16,364     $23,885
                                                                ========     ========                =======     =======
Servicing fee expenses as a percentage of collections                 31%          34%                    30%         33%

Certain amounts for the three and six months ended June 30, 2002, have been reclassified to conform with 2003 presentation for comparative purposes.

Included in collections for the six months ended June 30, 2003, are $1.5 million in proceeds from resales of accounts.